EXHIBIT 10.12

CNET Networks 2007 Incentive Plan:

Plan Description

Effective for plan year 2007

CNET Networks 2007 Annual Incentive Plan: Plan Description

Plan Objective

CNET Networks 2007 Incentive Plan is designed to reward eligible participants for their efforts toward the accomplishment of the company’s financial goals as well as their achievement against strategic individual initiatives and, in addition, to help CNET retain key employees during the Plan year.

Eligibility

The participants in the 2007 Incentive Plan are those employees whose roles afford them the opportunity to significantly impact the financial and/or business results of the company. Selected employees at the manager or equivalent level and all employees Director and above are eligible. All employees whose jobs have been defined as eligible can participate based on the following dates:

1st Half Participation: Must be hired or promoted into an incentive eligible position on or before April 1, 2007.

2nd Half Participation: Must be hired or promoted into an incentive eligible position on or before October 1, 2007.

Employees who are hired or promoted into an incentive eligible position mid-way during a 6-month incentive period will have any payout prorated based on the length of time employed during the 6-month incentive period with the exception of those promoted (including target changes) in January 2007 and July 2007. For those promoted in January 2007, eligibility date will be January 1, 2007 and for those promoted in July 2007, eligibility date will be July 1, 2007.

Effective Date of 2007 Incentive Plan

The 2007 Incentive Plan is in effect for calendar year 2007.

Plan Administration

The Incentive Committee is responsible for administering the 2007 Incentive Plan in its sole discretion and judgment. Members of the Incentive Committee include the CEO (Chief Operating Officer), President & COO (Chief Operating Officer), CFO (Chief Financial Officer), the SVP of Human Resources. The Incentive Committee will review the quality of CNET’s earnings, strategic ratings and recommended incentive payments and make the final, unreviewable, decision on all matters related to the 2007 Incentive Plan. CNET Networks and the Incentive Committee may amend, suspend or terminate the 2007 Incentive Plan at any time and in such manner and to such extent as they deem advisable. The Incentive Committee shall have the authority to (a) make adjustments to the company’s or a business unit’s financial targets for all financial measures to take into account significant events such as a significant acquisition or a significant business shutdown and (b) to determine whether the company or a business unit has met its financial targets. All payments under this Plan are discretionary and may be reduced or eliminated in the sole discretion of the Incentive Committee.

CNET Networks 2007 Annual Incentive Plan: Plan Description

Incentive Opportunity

Each eligible role is assigned a target incentive opportunity, expressed as a percentage of earned salary for the performance period. Actual target incentive opportunity amounts will be discussed with each participant by his/her manager on an individual basis.

If an employee’s target incentive opportunity changes during the year any payout will be prorated based on the number of months at each target incentive opportunity. For those with target changes in January 2007, eligibility date will be January 1, 2007 and for those with target changes in July 2007, eligibility date will be July 1, 2007.

Components of Target Opportunity

Participants will have different component weightings depending on their role in the company. All participants will have both financial and strategic components. Please see below:

Business Unit Participant

•	25 % Corporate Revenue

•	15% Corporate EBITDA

•	25% Business Unit Revenue

•	15% Business Unit Contribution

•	20 % Initiatives (May include Operating Metrics)

Corporate Participant

•	50% Corporate Revenue

•	30% Corporate EBITDA

•	20 % Initiatives (May include Operating Metrics)

Financial

Achievement of the minimum threshold initiates payout with a 100% payout at target and ramping up to a maximum of 300%.

See Addendum for specific information on the financial targets by group. (Addendum provided Q1)

Strategic Initiatives:

20% of payout will be based on the attainment of Strategic Initiatives set forth by managers early in the plan year. Ratings will be collected twice a year. There is no financial gate to be met before funding the strategic initiative portion of the plan and all payments

CNET Networks 2007 Annual Incentive Plan: Plan Description

are based on individual performance against the employee’s defined strategic initiatives. The maximum strategic initiatives payout is 110% of each employee’s individual strategic initiatives target.

Strategic Initiatives are designed to drive growth and profitability of a business, or to expand the capabilities and efficiencies of central functions. For business units, the achievement of operating metrics described in their 2007 Budget (e.g. page views, unique users) will be a significant portion of this AIP element. Operating metrics should be specific to the participants’ roles within the organization and appropriate to the level of management (i.e., Director, VP or Manager).

Timing of Payouts

Financial

Payouts may occur two times during the year after the close of the 2nd and 4th quarters.

Mid-Year Payment – Up to 25% of the financial target opportunity payout will occur in Q3 2007 based on performance against H1 targets. The maximum financial component payout for the Mid-Year Payment is 100%. For example, for the revenue financial component, if the full-year revenue target is $25 million and revenue as of June 30, 2007 is $12.5 million, the participant will receive a payment equal to 25% of the revenue financial component.

Year-End Payment – 75% of the financial payment is based on performance against the annual budget. The payout, if any, will occur in Q1 2008.

Strategic Rating of 3 – An individual strategic rating of 3 will result in the overall financial payment being reduced to 60% of the achieved payout. To illustrate: In the above example the employee could expect to receive a financial payment in the first half of 15% (25%*60%= 15%)

Strategic Initiatives

Participants will be eligible for a 50% payout against the strategic initiative portion of their plan at mid year based on achievements against the leadership goal for Q1 and Q2. The remaining 50% will be eligible for payout in Q1 of 2007 based on achievement against the leadership goal for Q3 and Q4.

STRATEGIC PAYOUT METHOD:

If a participant receives a strategic rating of:

1	Payout equals 110%

2	Payout equals 100%

3	Payout equals 60%

CNET Networks 2007 Annual Incentive Plan: Plan Description

There will be no payout for a performance rating of 4.

Operating Guidelines

Event	Guideline
Eligibility	Selected full and part-time employees regularly scheduled to work half time (20 hours/week) or more
New Hires

New hires are eligible for a prorata payout from the date of hire. All employees whose jobs have been defined as eligible can participate, based on the following dates:

1st Half Participation: Must be hired into an incentive eligible position by April 1, 2007.

2nd Half Participation: Must be hired into an incentive eligible position by October 1, 2007

Promotion to an Incentive-Eligible position

Payment will be prorated and calculated based on the date of promotion based on the following dates:

1st Half Participation: Must be promoted into an incentive eligible position by April 1, 2007.

2nd Half Participation: Must be promoted into an incentive eligible position by October 1, 2007

* Promotions in January or July 2007 will have an incentive eligible effective data of January 1 or July 1, 2007 respectively.

Promotion to VP+ Plan from AVP/Director Plan

Payment will be prorated and calculated based on the date of promotion based on the following dates:

1st Half Participation: Must be promoted to new plan by April 1, 2007.

2nd Half Participation: Must be promoted to new plan by October 1, 2007

* Promotions in January or July 2007 will have an incentive eligible effective data of January 1 or July 1, 2007 respectively.

Incentive opportunity (target) that increases/decreases (same plan)

Payment will be prorated and calculated based on the date of change of target.

*Changes in January or July 2007 will have an incentive eligible effective data of January 1 or July 1, 2007 respectively.

CNET Networks 2007 Annual Incentive Plan: Plan Description

Change in Business Unit or Change from Corporate to BU or Change from BU to Corporate

Financial portion of payment will be prorated and calculated based on time worked in the business unit as follows:

First Half:

Transfer between 1/1/06 – 3/30/06, payout based on new division results

Transfer between 4/1/06 – 6/30/06, payout based on former division results

Second Half:

Transfer between 7/1/06 – 9/30/06, payout based on new division results

Transfer between 10/1/06 – 12/31/06, payout based on former division results

In the event of multiple division transfers, the Compensation team in Human Resources will review and determine calculation.

Part-Time/Full-Time Status Change	The prorated incentive opportunity will be used to calculate the incentive payment. If the status change is effective between the 1st and 15th of the month, he/she is credited for a full month with the new incentive opportunity. If the status change is effective between the 16th and 31st of the month, he/she is credited for 1/2 month of the new incentive opportunity.
Terminations • Voluntary/Involuntary • Retirement (defined as voluntary termination or job elimination without cause involving an employee who is 62 years of age or more)

No payment for results during the specific measurement period, unless employed in good standing at the end of each measurement period, June 30th, 2007 and December 31, 2007.

For employees who retire in 2007, a prorated payment will be made based on business results after the end of the Performance Period, at the same time as other normal 200 Incentive Plan payments are made.

The retiree will be given full credit for the month in which he/she retires.

Death	The company will pay the employee’s designated beneficiary or estate a prorated amount based on business results after the end of the performance period, at the same time as other normal 2007 incentive payments are made.

The 2007 Incentive Plan Document is the governing document in all CNET 2007 Incentive Plan matters.

CNET Networks reserves the right to amend, discontinue or make significant changes in the plan at any time and for any reason it deems sufficient.